                                                                     Exhibit 2.5

                                                                  EXECUTION COPY

                           EMPLOYEE BENEFITS AGREEMENT

         This Employee Benefits Agreement (this "Agreement") is dated as of August 31, 2000, by and between IMS Health Incorporated, a Delaware corporation ("IMS Health") and Synavant Inc., a Delaware corporation ("Synavant Inc.").

         WHEREAS, the Board of Directors of IMS Health has determined that it is appropriate, desirable and in the best interests of IMS Health and its businesses, as well as the holders of shares of common stock, par value $0.01 per share, of IMS Health (the "IMS Health Common Stock") to take certain steps to reorganize certain of IMS Health' Subsidiaries (as defined herein) and businesses and then to distribute to the holders of the IMS Health Common Stock all the outstanding shares of common stock of Synavant Inc., par value $0.01 per share, (the "Synavant Inc. Common Stock"); and

         WHEREAS, IMS Health and Synavant Inc. have determined that it is necessary and desirable to allocate and assign responsibility for certain employee benefit matters in respect of such entities.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, IMS Health and Synavant Inc. agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

         "ACNielsen" shall mean ACNielsen Corporation, a Delaware corporation.

         "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal.

         "Affiliate" shall mean, when used with respect to a specified person, another person that controls, is controlled by, or is under common control with the person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.

         "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other written arrangements (other than this Agreement and the Distribution Agreement) entered into in connection with the transactions contemplated by this Agreement and the Distribution Agreement, including, without limitation, the Conveyancing and Assumption Instruments, the Data and Telecommunications Services Agreements, the U. S. Shared Transaction Services Agreement, the Non-U. S. Shared Transaction Services Agreement, the Tax

Allocation Agreement, the Corporate Services Agreement, the Xponent Data License Agreement, and the Pharbase Data License Agreement.

         "Assets" shall have the meaning set forth in Section 1.1 of the Distribution Agreement.

         "Board of Directors" shall mean, when used with respect to a specified corporation, the board of directors of the corporation so specified.

         "Business Entity" shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder, including any successor legislation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, including any successor legislation.

         "Corporate Staff Employees" shall mean IMS Health Pre-Distribution Employees who performed administrative functions generally for the IMS Health Group prior to August 1, 2000 and who were based at the IMS Health offices in Union Meeting, PA, Plymouth, PA, London, U.K. and Westport, CT, aviation department in Purchase, NY or STS department in Allentown, PA.

         "D&B" shall mean The Dun & Bradstreet Corporation, a Delaware corporation

         "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of IMS Health Common Stock as of the Distribution Record Date of the Synavant Inc. Common Stock owned by IMS Health on the basis of one Synavant Inc. Common Share for every twenty outstanding shares of IMS Health Common Stock.

         "Distribution Date" shall mean August 31, 2000.

         "Distribution Record Date" shall mean such date as may be determined by IMS Health' Board of Directors as the record date for the Distribution.

         "Effective Time" shall mean immediately prior to the midnight, New York time, ending the 24-hour period comprising August 31, 2000.

         "Employee Benefit Dispute" shall include any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement, including, without limitation, any claim based on contract, tort, statute or constitution.

         "Employee Benefit Litigation Liability" shall mean, with respect to a Business Entity, a Liability relating to a controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance, nonperformance, validity or breach of an Employee Benefit Plan of such Business Entity or otherwise arising out of, or in any way related to such Employee Benefit Plan, including, without limitation, any claim based on contract, tort, statute or constitution.

         "Employee Benefit Plans" shall mean, with respect to a Business Entity, all "employee benefit plans" (within the meaning of Section 3(3) of ERISA), "multiemployer plans" (within the meaning of Section 3(37) of ERISA), retirement, pension, savings, profit-sharing, welfare, stock purchase, stock option, equity-based, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, worker's compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (including any funding mechanisms therefor), whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which (i) any past, present or future employee of the Business Entity or its Subsidiaries has a right to benefits and (ii) the Business Entity or its Subsidiaries has any Liability.

         "Employee Benefit Records" shall mean all agreements, documents, books, records or files relating to the Employee Benefit Plans of IMS Health and Synavant Inc..

         "Employee Welfare Benefit Plans" shall mean, with respect to a Business Entity, all Employee Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA.

            "Employer Stock" shall mean, after the Distribution Date, Synavant Inc. Common Stock credited to the account of a Synavant Inc. Employee and IMS Health Common Stock credited to the account of an IMS Health Post-Distribution Employee in the pooled stock fund of the respective savings plan in which such employee participates, pursuant to Section 3.4.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, including any successor legislation.

         "IMS Health" shall have the meaning set forth in the recitals hereto.

         "IMS Health Committee" shall mean the Employee Benefits Committee appointed by the Board of Directors of IMS Health.

         "IMS Health Common Stock" shall have the meaning set forth in the recitals hereto.

         "IMS Health Disabled Employees" shall mean all employees of the IMS Health Group who are receiving benefits under the IMS Health Long-Term Disability Plan on July 31, 2000, as in effect from time to time.

         "IMS Health Employee Stock Purchase Plan" shall mean the 1998 IMS Health Employee Stock Purchase Plan, as in effect from time to time.

         "IMS Health Executive Annual Incentive Plan" shall mean the IMS Health Executive Annual Incentive Plan, as in effect from time to time.

         "IMS Health Group" shall mean IMS Health and each Business Entity that is a Subsidiary of IMS Health, except that IMS Health Group shall not include the Synavant Inc. Group or any of its respective Subsidiaries.

         "IMS Health Long-Term Disability Plan" shall mean the IMS Health Long Term Disability Plan or any other long-term disability plan sponsored by IMS Health or any Subsidiary of IMS Health prior to August 1, 2000 other than the Strategic Technologies Long-Term Disability Plan.

         "IMS Health Non-Employee Directors" shall mean the non-employee Directors of IMS Health.

         "IMS Health Nonqualified Plans" shall have the meaning as set forth in
Section 4.1 of this Agreement.

         "IMS Health Post-Distribution Employees" shall mean persons who, on August 1, 2000, are employed by the IMS Health Group (including persons who are absent from work by reason of layoff or leave of absence and inactive employees treated as such by agreement therewith).

         "IMS Health Pre-Distribution Employees" shall mean persons who, at any time prior to August 1, 2000, were employed by the IMS Health Group.

         "IMS Health REP" shall mean the IMS Health Retirement Excess Plan, as in effect from time to time.

         "IMS Health Restricted Stock" shall have the meaning set forth in
Section 6.2(a) of this Agreement.

         "IMS Health Restricted Stock Units" shall have the meaning set forth in
Section 6.2(b) of this Agreement.

         "IMS Health Retirees" shall mean persons who (i) were IMS Health Pre-Distribution Employees, (ii) terminated employment from the IMS Health Group prior to August 1, 2000, (iii) are not Synavant Inc. Employees after July 31, 2000 and (iv) would have been IMS Health Post-Distribution Employees had they remained employed, after July 31, 2000, by the same employer from which they terminated employment.

         "IMS Health Retirement Plan" shall mean the IMS Health Retirement Plan, as in effect from time to time.

         "IMS Health SEP" shall mean the IMS Health Savings Equalization Plan, as in effect from time to time.

         "IMS Health Savings Plan" shall mean the IMS Health Savings Plan, as in effect from time to time.

         "IMS Health Stock Option" shall have the meaning set forth in Section
6.1 of this Agreement.

         "IMS Health Stock Option Plans" shall mean the 1998 IMS Health Incorporated Employees' Stock Incentive Plan, the 1998 IMS Health Incorporated Replacement Plan for Certain Employees Holding Cognizant Corporation Equity-Based Awards, the 1998 IMS Health Incorporated Replacement Plan for Certain Non-Employee Directors Holding Cognizant Corporation Equity-Based Awards, the 1998 IMS Health Incorporated Replacement Plan for Certain Individuals Holding Cognizant Corporation Stock Options, the 1998 IMS Health Incorporated Stock Option Plan for Former Employees of Pharmaceutical Marketing Services, Inc., the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan, the 1998 IMS Health Incorporated Non-Employee Directors' Deferred Compensation Plan, or any other stock option plan established by IMS Health.

         "IMS Health SERP" shall mean the IMS Health Supplemental Executive Retirement Plan, as in effect from time to time.

         "IMS Health Transition Plans" shall mean the Cognizant Executive Transition Plan, the IMS Health Career Transition Plan and the IMS Health Employee Protection Plan.

         "Information Statement" shall mean the Information Statement sent to the holders of shares of IMS Health Common Stock in connection with the Distribution, including any amendment or supplement thereto.

         "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, the Distribution Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

         "Nonemployer Stock" shall mean, after the Distribution Date, Synavant Inc. Common Stock credited to the account of an IMS Health Post-Distribution Employee and IMS Health Common Stock credited to an account of a Synavant Inc. Employee in the pooled stock fund of the respective savings plan in which such employee participates, pursuant to Section 3.4.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Service" shall mean the U.S. Internal Revenue Service or any successor entity thereto.

         "Subsidiary" shall mean any corporation, partnership or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership or other entity shall or might have such voting power upon the occurrence of any contingency) or
(ii) is a general partner or an entity performing similar functions (e.g., a trustee).

         "Synavant Inc." shall have the meaning set forth in the recitals hereto.

         "Synavant Inc. Committee" shall mean the Employee Benefits Committee appointed by the Board of Directors of Synavant Inc..

         "Synavant Inc. Common Stock" shall have the meaning set forth in the recitals hereto.

         "Synavant Inc. Disabled Employees" shall mean all employees of the Synavant Inc. Group who are receiving benefits or are in the waiting period to receive benefits under the IMS Health Long-Term Disability Plan or the Synavant Inc. Long-Term Disability Plan on July 31, 2000.

         "Synavant Inc. Employees" shall mean persons who, on August 1, 2000, are employed by the Synavant Inc. Group (including persons who are absent from work by reason of layoff or leave of absence and inactive employees treated as such by agreement therewith).

         "Synavant Inc. Employee Stock Purchase Plan" shall mean the Employee Stock Purchase Plan to be adopted by Synavant Inc. pursuant to Section 6.5.

         "Synavant Inc. Group" shall mean Synavant Inc. and each Business Entity which is contemplated to remain or become a Subsidiary of Synavant Inc. pursuant to the Distribution Agreement.

         "Synavant Inc. Long-Term Disability Plan" shall mean the Synavant Inc. Long-Term Disability Plan or any other long-term disability plan sponsored by Synavant Inc. or any of its subsidiaries prior to August 1, 2000.

         "Synavant Inc. Replacement Plans" shall mean the replacement plans to be adopted by Synavant Inc. pursuant to Section 6.1(b) of this Agreement.

         "Synavant Inc. Restricted Stock" shall have the meaning set forth in
Section 6.2(a) of this Agreement.

         "Synavant Inc. Restricted Stock Units" shall have the meaning set forth in Section 6.2(b) of this Agreement.

         "Synavant Inc. Retirees" shall mean persons who (i) were IMS Health Pre-Distribution Employees, (ii) terminated employment from the Synavant Inc. Group prior to August 1, 2000, (iii) are not IMS Health Post-Distribution Employees after July 31, 2000 and (iv) would have been Synavant Inc. Employees had they remained employed, after July 31, 2000, by the same employer from which they terminated employment.

         "Synavant Inc. Retiree Medical Recipients" shall have the meaning set forth in Section 5.1 of this Agreement.

         "Synavant Inc. Savings Plan" shall mean IMS Health Strategic Technologies, Inc. 401(k) Retirement Savings Plan to be assumed by Synavant Inc. as of August 1, 2000.

         "Synavant Inc. Savings Plan Transfer Date" shall have the meaning set forth in Section 3.2(b) of this Agreement.

         "Synavant Inc. SEP" shall mean the Synavant Inc. Savings Equalization Plan to be adopted by Synavant Inc. pursuant to Section 4.2.

         "Synavant Inc. Transferred Savings Plan Employees" shall have the meaning set forth in Section 3.2(a) of this Agreement.

                                   ARTICLE II
                           CORPORATION RETIREMENT PLAN

         SECTION 2.1 IMS Health Retirement Plan. From and after August 1, 2000, IMS Health shall continue to sponsor the IMS Health Retirement Plan. Active participation of Synavant Inc. Employees in the IMS Health Retirement Plan shall cease effective August 1, 2000. In the event that a partial termination, within the meaning of Section 411(d)(3) of the Code, shall occur with respect to the IMS Health Retirement Plan, affected Synavant Inc. Employees shall be fully vested in their accrued benefits under the IMS Health Retirement Plan and IMS Health shall amend the IMS Health Retirement Plan to provide that such affected Synavant Inc. Employees shall be deemed to have completed five years of "Vesting Service," as defined therein, for purposes of determining their vested accrued benefits and their eligibility for "Early Retirement Benefits," as defined therein, under the IMS Health Retirement Plan. The IMS Health Group shall retain all Liabilities relating to the IMS Health Retirement Plan and benefits accrued under the IMS Health Retirement Plan by Synavant Inc. Employees as of July 31, 2000 shall be paid in accordance with the terms and conditions of the IMS Health Retirement Plan.

         SECTION 2.2 IMS Health shall amend Appendix B of the IMS Health Retirement Plan as of August 1, 2000 to provide that for purposes of determining the early retirement reductions applicable to the payment of the "Grandfathered Benefit" or the "Frozen Accrued Benefit," as defined therein, to Synavant Inc. Employees who are entitled to such benefits, such Synavant Inc. Employees, as listed on Schedule 2.2, shall be deemed to have completed ten years of "Vesting Service," as defined therein, and the "Early Retirement Date," as defined therein, for such Synavant Inc. Employees shall be deemed to be their "Benefit Commencement Date," as defined therein; subject, however, to the condition that any such amendment shall satisfy the applicable nondiscrimination requirements of Section 401(a)(4) of the Code.

                                   ARTICLE III
                            CORPORATION SAVINGS PLAN

         SECTION 3.1 IMS Health Savings Plan From and after August 1, 2000, IMS Health shall continue to sponsor the IMS Health Savings Plan for the benefit of IMS Health Post-Distribution Employees and IMS Health Retirees and Synavant Inc. Retirees who, on July 31, 2000, were participants thereunder. Active participation of Synavant Inc. Transferred Savings Plan Employees in the IMS Health Savings Plan shall cease effective August 1, 2000. Nothing contained in this Article III shall have the effect of accelerating the degree to which any individual has a vested interest in the IMS Health Savings Plan or the Synavant Inc. Savings Plan.

         SECTION 3.2 Synavant Inc. Savings Plan.

                  (a) As of August 1, 2000, Synavant Inc. shall maintain the Synavant Inc. Savings Plan under which benefits shall be provided for Synavant Inc. Employees and Synavant Inc. Disabled Employees who were participants in the IMS Health Savings Plan on July 31, 2000 (the "Synavant Inc. Transferred Savings Plan Employees").

                  (b) Prior to the date on which the transfer of assets and liabilities to the Synavant Inc. Savings Plan shall occur (the " Synavant Inc. Savings Plan Transfer Date"), which date shall occur as promptly as practicable after August 1, 2000, IMS Health shall (A) cause the trustee of the IMS Health Savings Plan to segregate, in accordance with the spinoff provisions set forth under Section 414(l) of the Code, the assets of the IMS Health Savings Plan representing the full account balances of Synavant Inc. Transferred Savings Plan Employees for all periods of participation through July 31, 2000 (including, as applicable, all contributions and all earnings attributable thereto); (B) make all required filings and submissions to the appropriate governmental agencies; and (C) make all required amendments to the IMS Health Savings Plan and related trust agreement necessary to provide for the segregation and transfer of assets described in this Section 3.2.

                  (c) On the Synavant Inc. Savings Plan Transfer Date, IMS Health shall cause the trustee of the IMS Health Savings Plan to transfer to the trustee of the Synavant Inc. Savings Plan the full account balances (inclusive of loans) of Synavant Inc. Transferred Savings Plan Employees in kind based on those investment funds in which such account balances are then invested (including, but not limited to, the pooled stock fund described in Section 3.4); provided, however, that loans to Synavant Inc. Transferred Savings Plan Employees shall be transferred in the form of notes. In consideration of the segregation and transfer of assets described herein, the Synavant Inc. Savings Plan shall, as of the Synavant Inc. Savings Plan Transfer Date, assume all Liabilities attributable to such assets, whether incurred prior to, on or after August 1, 2000.

         SECTION 3.3 Outstanding Loans. During their employment with IMS Health, Synavant Inc. Transferred Savings Plan Employees who have outstanding loans originally made from the IMS Health Savings Plan shall be permitted to repay such loans by way of regular deductions from their paychecks, and, prior to the Synavant Inc. Savings Plan Transfer Date, IMS Health or Synavant Inc. (as the case may be) shall cause all such deductions to be forwarded to the IMS Health Savings Plan as promptly as practicable.

         SECTION 3.4 Employer Stock Fund.

                  (a) Participants in the IMS Health Savings Plan who, immediately prior to the Effective Time, have balances in the IMS Health Common Stock fund shall have such balances converted, as of the Effective Time, to the extent applicable, to units in a pooled stock fund consisting of IMS Health Common Stock and Synavant Inc. Common Stock. The initial ratio of stock in the pooled stock fund shall be one share of Synavant Inc. Common Stock to every twenty shares of IMS Health Common Stock. The percentage interest of each participant in the pooled stock fund as of the Effective Time shall equal such participant's percentage interest in the IMS Health Common Stock fund immediately prior to the Effective Time. The Synavant Inc. Savings Plan shall maintain a pooled stock fund, to which the pooled stock fund assets of Synavant Inc. Transferred Savings Plan Employees in the IMS Health Savings Plan shall be transferred on the Synavant Inc. Savings Plan Transfer Date. Notwithstanding the foregoing, the IMS Health Savings Plan shall transfer the units of IMS Health Common Stock from the pooled stock fund into the IMS Health Common Stock fund and the Synavant Inc. Savings Plan shall transfer the units of Synavant Inc. Common Stock from the pooled stock fund into the Synavant Inc. Common Stock fund.

                  (b) Within nine months after the Distribution Date, each participant shall liquidate his or her units of Nonemployer Stock in the pooled stock fund and invest the proceeds thereof in any other investment option available under the applicable plan. If the participant does not liquidate such units, such units shall be liquidated and invested in a fixed income investment option available under the applicable plan.

                  (c) A participant may not acquire additional units in the pooled stock fund from or after the Effective Time.

         SECTION 3.5 Allocation of Liabilities. The Synavant Inc. Group shall assume all Liabilities relating to the participation of Synavant Inc. Transferred Savings Plan Employees in the IMS Health Savings Plan. The IMS Health Group shall retain all other Liabilities relating to the IMS Health Savings Plan, including Liabilities relating to Synavant Inc. Retirees.

                                   ARTICLE IV
                               NONQUALIFIED PLANS

         SECTION 4.1 IMS Health Nonqualified Plans. From and after August 1, 2000, IMS Health shall continue to sponsor the IMS Health SERP, the IMS Health REP and the IMS Health SEP (collectively, the "IMS Health Nonqualified Plans") for the benefit of IMS Health Post-Distribution Employees and IMS Health Retirees and Synavant Inc. Retirees who, on July 31, 2000, were participants thereunder.

         SECTION 4.2 Synavant Inc. SEP. As of August 1, 2000, Synavant Inc. shall (a) adopt the Synavant Inc. SEP for the benefit of Synavant Inc. Employees who were participants in the IMS Health SEP on July 31, 2000 and (b) assume the Liabilities for benefits under the IMS Health SEP with respect to such Employees.

         SECTION 4.3 Joint and Several Liability. IMS Health and Synavant Inc. acknowledge joint and several liability under the Employee Benefits Agreement dated as of October 28, 1996 among D&B, Cognizant Corporation and ACNielsen with respect to certain nonqualified plans maintained by D&B prior to such date and the Employee Benefits Agreement dated as of June 30, 1998 between Cognizant Corporation and IMS Health with respect to certain nonqualified retirement plans maintained by Cognizant Corporation prior to such date. To the extent such joint and several liability is imposed on IMS Health in respect of a liability assumed by Synavant Inc. under this Agreement, IMS Health shall be entitled to contribution from Synavant Inc. for the amount of such liability imposed. To the extent joint and several liability is imposed on Synavant Inc. in respect of a liability assumed by IMS Health under this Agreement, Synavant Inc. shall be entitled to contribution from IMS Health for the amount of such liability imposed.

                                    ARTICLE V
                                  WELFARE PLANS

         SECTION 5.1 Employee Welfare Benefit Plans. Prior to August 1, 2000, IMS Health shall continue to sponsor its Employee Welfare Benefit Plans for the benefit of IMS Health Pre-Distribution Employees. From and after August 1, 2000, IMS Health shall sponsor its Employee Welfare Benefit Plans for the benefit of IMS Health Post-Distribution Employees, IMS Health Disabled Employees, IMS Health Retirees and Synavant Inc. Retirees who, on July 31, 2000, were receiving benefits under the IMS Health retiree medical plan (the "Synavant Inc. Retiree Medical Recipients"). From and after August 1, 2000, Synavant Inc. shall sponsor its Employee Welfare Benefit Plans for the benefit of Synavant Inc. Employees, Synavant Inc. Disabled Employees and Synavant Inc. Retirees other than Synavant Inc. Retiree Medical Recipients. Notwithstanding the foregoing, neither IMS Health nor Synavant Inc. shall have any obligation to sponsor any Employee Welfare Benefit Plan from or after the Effective Time.

         SECTION 5.2 Dollar Limits. With respect to any medical and dental plan that may be sponsored by Synavant Inc. on or after August 1, 2000, Synavant Inc. shall give effect, in determining any deductible, maximum out-of-pocket limitations and annual plan maximums, to claims incurred during 2000 prior to August 1, 2000 by Synavant Inc. Employees, Synavant Inc. Retirees other than Synavant Inc. Retiree Medical Recipients and Synavant Inc. Disabled Employees under similar plans maintained by IMS Health (or any Affiliate thereof) for their benefit prior to August 1, 2000.

         SECTION 5.3 Flexible Spending Accounts. As of August 1, 2000, Synavant Inc. shall adopt a Code Section 125 plan and medical and dependent care expense reimbursement plans and establish flexible spending accounts for all Synavant Inc. Employees, Synavant Inc. COBRA participants and Synavant Inc. Disabled Employees for whose benefit IMS Health (or any Affiliate thereof) maintained flexible spending accounts on July 31, 2000. Synavant Inc. shall credit to such flexible spending accounts dollar amounts equal to the outstanding flexible spending accounts balances of such Synavant Inc. Employees, Synavant Inc. COBRA participants and Synavant Inc. Disabled Employees under the flexible spending accounts maintained by IMS Health (or any Affiliate thereof) on July 31, 2000. IMS Health shall transfer to Synavant Inc. all recordkeeping information with respect to such flexible spending accounts for the current calendar year.

         SECTION 5.4 Allocation of Liabilities.

                  (a) The Synavant Inc. Group shall retain responsibility for and continue to pay all claims and administrative expenses relating to any self-insured medical plan maintained by IMS Health (or any Affiliate thereof) with respect to claims incurred before August 1, 2000, but which are paid on or after August 1, 2000, by Synavant Inc. Employees, Synavant Inc. Disabled Employees, Synavant Inc. COBRA participants and Synavant Inc. Retirees other than Synavant Inc. Retiree Medical Recipients as well as their covered dependents. Any claims and administrative expenses relating to the IMS Health self-insured medical plan with respect to claims incurred before August 1, 2000, but which are paid on or after August 1, 2000, by IMS Health Pre-Distribution Employees who are not Synavant Inc. Employees will remain the responsibility of The IMS Health Group.

                  (b) The IMS Health Group shall retain responsibility for and continue to pay all premiums, expenses and benefits relating to the IMS Health Employee Welfare Benefit Plans with respect to claims incurred (for self-insured plans) or premiums due (for insured plans) from and after August 1, 2000 by IMS Health Post-Distribution Employees, IMS Health Disabled Employees, IMS Health COBRA participants, IMS Health Retirees and Synavant Inc. Retiree Medical Recipients as well as their covered dependents.

                  (c) The Synavant Inc. Group shall retain responsibility for and continue to pay all premiums, expenses and benefits relating to the Synavant Inc. Group Employee Welfare Benefit Plans with respect to claims incurred (for self-insured plans) or premiums due (for insured plans) from and after August 1, 2000 by Synavant Inc. Employees, Synavant Inc. Disabled Employees, Synavant Inc. COBRA participants and Synavant Inc. Retirees other than Synavant Inc. Retiree Medical Recipients as well as their covered dependents.

                  (d) For the purposes of this Section 5.4, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital. Notwithstanding the foregoing, claims incurred by any employee of a pre-Distribution Subsidiary of IMS Health or their covered dependents under any Employee Welfare Benefit Plan maintained by such Subsidiary solely for the benefit of its employees and their dependents shall, whether incurred prior to, on or after August 1, 2000, be the sole responsibility and liability of that Subsidiary.

                  (e) The IMS Health Group shall be responsible for all COBRA coverage for any IMS Health Retiree and any Synavant Inc. Retiree Medical Recipient and his or her covered dependents who participated in an IMS Health Employee Welfare Benefit Plan. As of August 1,

2000, the Synavant Inc. Group shall be responsible for all COBRA coverage for any Synavant Inc. Retiree other than an Synavant Inc. Retiree Medical Recipient and his or her covered dependents who participated in an IMS Health Employee Welfare Benefit Plan. Notwithstanding the foregoing, a pre-Distribution Subsidiary of IMS Health shall be responsible for all COBRA coverage for its former employees and covered dependents who participated in a plan maintained solely for their benefit whether the applicable event occurs prior to, on or after August 1, 2000. COBRA coverage to which an IMS Health Post-Distribution Employee or his or her covered dependents is entitled as a result of a qualifying event occurring on or after August 1, 2000 shall be the responsibility of the IMS Health Group. COBRA coverage to which a Synavant Inc. Employee or his or her covered dependents is entitled as a result of a qualifying event occurring on or after August 1, 2000 shall be the responsibility of the Synavant Inc. Group.

         SECTION 5.5 Allocation of the IMS Health's Self-Insured Medical Plan Reserve for Claims Incurred But Not Yet Reported ("IBNR"). The IBNR reserve of $952,000 will be allocated between the IMS Health Group and Synavant Inc. based on the following methodology:

         The IBNR reserve will be divided based on the average number of IMS Health Pre-Distribution Employees enrolled in May, June and July, 2000 who were employees of the IMS Health Group (but not of the Synavant Inc.
Group) and who were employees of the Synavant Inc. Group.

         SECTION 5.6 Retiree Welfare Plans. The IMS Health Group shall be responsible for providing retiree welfare benefits, where applicable, to IMS Health Retirees, IMS Health Post-Distribution Employees and Synavant Inc. Retiree Medical Recipients. In addition, IMS Health shall amend the IMS Health retiree medical plan to provide to those Synavant Inc. Employees who were IMS Health Pre-Distribution Employees and who were eligible for benefits under such retiree medical plan on July 31, 2000, by having attained age 55 and having completed ten years of service after age 45 as of July 31, 2000, as listed on
Schedule 5.6, such benefits as may be offered under such retiree medical plan when such Synavant Inc. Employees retire or terminate employment with Synavant Inc; subject, however, to the terms and conditions of any such plan, including without limitation, any prescribed period within which such retiree medical benefits must be elected upon retirement or termination of employment with Synavant Inc. and further subject to the condition that any such amendment shall satisfy any applicable nondiscrimination requirements of Section 105(h) of the Code. Anything in this Section 5.6 to the contrary notwithstanding, nothing herein shall be construed to prevent IMS Health from amending its retiree medical plan or terminating such plan provided that such amendment or termination is not designed to enable IMS Health to avoid the requirements of this Section 5.6.

                                   ARTICLE VI
                               EQUITY-BASED PLANS

         SECTION 6.1 IMS Health Stock Options. Stock options awarded under the IMS Health Stock Option Plans ("IMS Health Stock Options") shall be treated as follows:

                  (a) IMS Health Post-Distribution Employees, IMS Health Disabled Employees and IMS Health Non-Employee Directors. From and after the Effective Time, each unexercised IMS Health Stock Option held by IMS Health Post-Distribution Employees, IMS Health Disabled Employees, and IMS Health Non-Employee Directors shall remain outstanding pursuant to the terms of the award agreements and the IMS Health Stock Option Plans; provided, however, that from and after such time, each unexercised IMS Health Stock Option shall be adjusted by reference to the ratio of market prices of IMS Health Common Stock before and after the

Distribution, the objective being to maintain the then existing intrinsic value of the IMS Health Stock Options and to maintain the ratio of the then existing exercise price per share to the market value per share in accordance with applicable accounting standards.

                  (b) Synavant Inc. Employees and Synavant Inc. Disabled Employees. As of the Effective Time, (i) each unexercised IMS Health Stock Option held by Synavant Inc. Employees and Synavant Inc. Disabled Employees shall be cancelled except as provided in Schedule 6.1(a) and (ii) such individuals shall except as provided in Schedule 6.1(a) receive replacement stock options awarded under the Synavant Inc. Replacement Plans, which shall be adopted by Synavant Inc. prior to the Effective Time. The number of shares of Synavant Inc. Common Stock covered by each replacement stock option shall be determined by reference to the ratio of market prices of IMS Health Common Stock and Synavant Inc. Common Stock immediately before or after the Distribution, the objective being to preserve the then intrinsic value of the unexercised IMS Health Stock Options. The aggregate market value of the Synavant Inc. Common Stock purchasable under the replacement stock options awarded under the Synavant Inc. Replacement Plans immediately after the Distribution shall be approximately equal to the aggregate market value of the IMS Health Common Stock that was purchasable under the IMS Health Stock Options immediately before the Distribution, with the aggregate exercise price of the replacement stock options being the same as the IMS Health Stock Options except to the extent that the number of shares purchasable is rounded down to the nearest whole share. Except as otherwise provided in the Synavant Inc. Replacement Plans, all other terms of the replacement stock options shall remain substantially identical to the terms of the cancelled IMS Health Stock Options.

                  (c) Synavant Inc. Retirees and IMS Health Retirees. As of the Effective Time, (i) each unexercised IMS Health Stock Option held by Synavant Inc. Retirees and IMS Health Retirees shall be adjusted in substantially the same manner as employees of the IMS Health Group and (ii) Synavant Inc. may offer to such Synavant Inc. Retirees and IMS Health Retirees, and the Synavant Inc. Committee shall determine, alternative adjustments or substitutions, provided such Retirees agree to surrender their adjusted IMS Health Stock Options.

                  (d) Exceptions. Certain IMS Health Stock Options described above may not be adjusted as described above, but instead shall be subject to such conditions as the Committee shall determine to the extent necessary to avoid adverse tax consequences to option holders who are not U.S. residents.

         SECTION 6.2 Restricted Stock and Restricted Stock Units.

                  (a) Restricted stock awarded under the IMS Health Stock Option Plans ("IMS Health Restricted Stock") held by IMS Health Post-Distribution Employees and IMS Health Non-Employee Directors will be canceled prior to the Distribution Date. Immediately following the Distribution Date, new shares of IMS Health Restricted Stock will be granted equal to the number of shares held prior to the cancellation, plus an additional number of shares that provides the economic equivalent of the Synavant Inc. restricted stock (the "Synavant Inc. Restricted Stock") that would have been received with respect to the canceled IMS Health Restricted Stock in connection with the Distribution, subject to rounding down to the nearest whole number of shares. Such newly granted shares of IMS Health Restricted Stock shall be subject to a restriction period equal to the restriction period remaining with respect to the canceled IMS Health Restricted Stock and all other terms of the newly granted IMS Health Restricted Stock shall remain substantially identical to the terms of the canceled IMS Health Restricted Stock. With respect to IMS Health Restricted Stock held by Synavant Inc. Employees, such IMS Health Restricted Stock will be replaced by Synavant Inc. Restricted Stock with reference to the ratio of the market price of IMS Health Common Stock and Synavant Inc. Common Stock immediately before or after the Distribution so that the aggregate market value of the Synavant Inc. Restricted Stock immediately after the Distribution will equal the aggregate market value of the IMS Health Restricted Stock immediately before the Distribution, subject to rounding down to the nearest whole number of shares. Except as otherwise provided in the Synavant Inc. Replacement Plans, all other terms of the replacement Synavant Inc. Restricted Stock shall remain substantially identical to the terms of the replaced IMS Health Restricted Stock.

                  (b) Restricted stock units awarded under the IMS Health Stock Option Plans ("IMS Health Restricted Stock Units") and restricted stock units received as a result of the Distribution ("Synavant Inc. Restricted Stock Units") will be adjusted or converted so that, after the Distribution, IMS Health Post Distribution Employees will hold awards that relate solely to IMS Health Common Stock and Synavant Inc. Employees will hold awards that relate solely to Synavant Inc. Common Stock. With respect to IMS Health Post Distribution Employees, such adjustment or conversion will be done such that the award immediately after the Distribution will have the same aggregate market value as the award immediately before the Distribution, subject to rounding down to the nearest whole number of stock units. With respect to Synavant Inc. Employees, such awards will be replaced with reference to the ratio of the market price of IMS Health Common Stock and Synavant Inc. Common Stock immediately before or after the Distribution so that the aggregate market value of the Synavant Inc. Restricted Stock Units immediately after the Distribution will equal the aggregate market value of the IMS Health Restricted Stock Units immediately before the Distribution, subject to rounding down to the nearest whole number of stock units. Except as otherwise provided in the Synavant Inc. Replacement Plans, all other terms of the replacement Synavant Inc. Restricted Stock Units shall remain substantially identical to the terms of the replaced IMS Health Restricted Stock Units.

         SECTION 6.3 Executive Annual Incentive Plan. Outstanding awards under the IMS Health Executive Annual Incentive Plan shall be treated as determined by IMS Health and Synavant Inc., respectively.

         SECTION 6.4 IMS Health Employee Stock Purchase Plan.

                  (a) From and after the Effective Time, IMS Health shall continue to sponsor the IMS Health Employee Stock Purchase Plan.

                  (b) As of the Effective Time, Synavant Inc. shall adopt the Synavant Inc. Employee Stock Purchase Plan for the benefit of Synavant Inc. Employees.

         SECTION 6.5 Allocation of Liabilities. The Synavant Inc. Group shall assume all Liabilities with respect to awards granted to Synavant Inc. Employees, Synavant Inc. Retirees and Synavant Inc. Disabled Employees pursuant to the Synavant Inc. Replacement Option Plan. The IMS Health Group shall retain all other Liabilities with respect to awards granted pursuant to the IMS Health Stock Option Plans (including, but not limited to, awards granted to IMS Health Post-Distribution Employees).

                                  ARTICLE VII
                         FOREIGN EMPLOYEE BENEFIT PLANS

         SECTION 7.1 Foreign Plans.

                  (a) With respect to the Synavant Inc. Employees listed on
Schedule 7.1(a), the pension entitlement under the IMS Health (U.K.) Pension Plan shall be determined in accordance with the Trust Deed and the Rules of the IMS Health (U.K.) Pension Plan, as the same may be amended from time to time.

                  (b) With respect to the Synavant Inc. Employees listed on
Schedule 7.1(b), assets and liabilities with respect to benefits payable to such Employees under the IMS Australian Pty Ltd Superannuation Plan shall be determined in accordance with the terms of said Plan and applicable law.

                  (c) With respect to the Synavant Inc. Employees listed on
Schedule 7.1(c), assets and liabilities with respect to retirement benefits payable to said Employees shall be determined in accordance with the terms of any applicable plan and applicable law.

                  (d) With respect to the Synavant Inc. Employees listed on
Schedule 7.1(d), assets and liabilities with respect to retirement benefits payable to said Employees shall be determined in accordance with the terms of any applicable plan and applicable law.

                  (e) Except as otherwise set forth in this Section 7.1, IMS Health and Synavant Inc. shall continue to sponsor and retain liability for any Employee Benefit Plans maintained outside the United States for their respective Employees.

                                  ARTICLE VIII
                          OTHER EMPLOYEE BENEFIT ISSUES

         SECTION 8.1 Employee Benefit Litigation Liabilities. Except as otherwise expressly provided in this Agreement, the Synavant Inc. Group shall assume all Employee Benefit Litigation Liabilities that are asserted by IMS Health Pre-Distribution Employees who were employees of the Synavant Inc. Group or Corporate Staff Employees listed on Schedule 8.1 and the IMS Health Group shall assume all Employee Benefit Litigation Liabilities that are asserted by all other IMS Health Pre-Distribution Employees, including all Corporate Staff Employees other than those listed on Schedule 8.1.

         SECTION 8.2 Indemnification. To the extent that any claim or litigation is asserted against IMS Health by an IMS Health Retiree who was a Corporate Staff Employee listed on Schedule 8.1 prior to the Distribution, IMS Health shall be entitled to indemnification from Synavant Inc. for the amount of any liability imposed.

         SECTION 8.3 Workers' Compensation. The IMS Health Group shall retain all Liabilities relating to workers' compensation claims that were incurred (a) prior to August 1, 2000 with respect to IMS Health Pre-Distribution Employees who were employed by the IMS Health Group (not including the Synavant Inc. Group) and Corporate Staff Employees other than those listed on Schedule 8.1 and
(b) on and after August 1, 2000 with respect to IMS Health Post-Distribution Employees. The Synavant Inc. Group shall retain all Liabilities relating to workers' compensation claims that were incurred (a) prior to August 1, 2000 with respect to IMS Health Pre-Distribution Employees who were employed by the Synavant Inc. Group and Corporate Staff

Employees listed on Schedule 8.1 and (b) on and after August 1, 2000 with respect to Synavant Inc. Employees. For purposes of this paragraph, a claim is deemed incurred when the injury that is the subject of the claim occurs.

                                   ARTICLE IX
                           BENEFIT PLAN PARTICIPATION

         SECTION 9.1 IMS Health Plans. All Synavant Inc. Employees shall cease participation in all IMS Health Employee Benefit Plans effective as of August 1, 2000 .

         SECTION 9.2 Synavant Inc. Plans. (a) With respect to any newly created Employee Benefit Plan sponsored by the Synavant Inc. Group after July 31, 2000, the Synavant Inc. Group shall cause to be recognized (to the extent applicable) each Synavant Inc. Employee's (i) past service with the IMS Health Group to the extent recognized under similar plans maintained by the IMS Health Group on July 31, 2000 and (ii) accrued but unused vacation time and sick days, and (b) any Synavant Inc. Employee who participated in an IMS Health Employee Benefit Plan on July 31, 2000 shall be entitled to immediate participation in a similar newly created Employee Benefit Plan sponsored by the Synavant Inc. Group.

         SECTION 9.3 Subsequent Employer. If, during the one-year period beginning August 1, 2000, an IMS Health Post-Distribution Employee or a Synavant Inc. Employee terminates employment with his or her employer and then immediately commences employment with the IMS Health Group or the Synavant Inc. Group, the subsequent employer shall cause to be recognized (to the extent applicable) such employee's past service with the IMS Health Group or the Synavant Inc. Group to the extent recognized under similar plans maintained by the prior employer. Notwithstanding the foregoing, no past service shall be recognized with respect to pension accruals under the defined benefit plans of the subsequent employer.

         SECTION 9.4 Right to Amend or Terminate. Except as specifically provided herein, nothing in this Agreement shall be construed or interpreted to restrict the IMS Health Group's or the Synavant Inc. Group's right or authority to amend or terminate any of their Employee Benefit Plans.

                                    ARTICLE X
                              ACCESS TO INFORMATION

         SECTION 10.1 Access to Information. Article IV of the Distribution Agreement shall govern the rights of the IMS Health Group and the Synavant Inc. Group with respect to access to information. The term "Records" in that Article shall be read to include all Employee Benefit Records.

                                   ARTICLE XI
                                 INDEMNIFICATION

         SECTION 11.1 Indemnification. Article III of the Distribution Agreement shall govern the rights of the IMS Health Group and the Synavant Inc. Group with respect to indemnification. The term "IMS Health Liabilities" in that Article shall be read to include all Liabilities assumed or retained by the IMS Health Group pursuant to this Agreement. The term "ST Liabilities" in that Article shall be read to include all Liabilities assumed or retained by the Synavant Inc. Group pursuant to this Agreement.

                                  ARTICLE XII
                               DISPUTE RESOLUTION

         SECTION 12.1 Dispute Resolution. Article VI of the Distribution Agreement shall govern the rights of the IMS Health Group and the Synavant Inc. Group with respect to dispute resolution. The term "Agreement Dispute" in that Article shall be read to include all Employee Benefit Disputes.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         SECTION 13.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules (if any), and the Distribution Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. Other than Section 2.1(j), Section 2.8, Section 4.5 and Article VI of the Distribution Agreement, which shall prevail over any inconsistent or conflicting provisions in this Agreement, notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement, this Agreement shall control.

         SECTION 13.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

         SECTION 13.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 13.4 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         SECTION 13.5 Expenses. All costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement, the Distribution Agreement, any Ancillary Agreement, the Information Statement (including any registration statement on Form 10 of which such Information Statement may be a part) and the Distribution and the consummation of the transactions contemplated thereby shall be charged to and paid by IMS Health.

         SECTION 13.6 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

         To IMS Health Incorporated:
         200 Nyala Farms
         Westport, CT  06880
         Telecopy:  (203) 222-4313
         Attn: General Counsel

         To Synavant Inc.:
         Synavant Inc.
         3445 Peachtree Rd., NE, Suite 1400
         Atlanta, GA 30326
         Telecopy: (404) 841-4115
         Attn:  Chief Financial Officer

         SECTION 13.7 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

         SECTION 13.8 Amendments. Subject to the terms of Section 13.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

         SECTION 13.9 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

         SECTION 13.10 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         SECTION 13.11 Termination. This Agreement (including, without limitation, Section 4.3 and Article XI hereof) may be terminated and may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of IMS Health without the approval of the shareholders of IMS Health. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Section 4.8 and Article XII shall not be terminated or amended after the Distribution in respect of the third party beneficiaries thereto without the consent of such persons.

         SECTION 13.12 Subsidiaries. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Distribution Date.

         SECTION 13.13 Third Party Beneficiaries. Except as provided in Section
4.3 and Article XI, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         SECTION 13.14 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         SECTION 13.15 Exhibits and Schedules. The Exhibits and Schedules, if any, shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION 13.16 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

         SECTION 13.17 Consent to Jurisdiction. Without limiting the provisions of Article XII hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 13.17. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or
(ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 13.18 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 13.19 Governmental Notices; Cooperation. Notwithstanding anything in this Agreement to the contrary, all actions contemplated herein with respect to Employee Benefit

Plans which are to be consummated pursuant to this Agreement shall be subject to such notices to, and/or approvals by, the Service (or any other governmental agency or entity) as are required or deemed appropriate by such Employee Benefit Plan's sponsor. Each of IMS Health and Synavant Inc. agrees to use its commercially reasonable efforts to cause all such notices and/or approvals to be filed or obtained, as the case may be. Each party hereto shall reasonably cooperate with the other parties with respect to any government filings, employee notices or any other actions reasonably necessary to maintain and implement the Employee Benefit Plans covered by this Agreement.

         SECTION 13.20 Further Assurances. From time to time, as and when reasonably requested by any other party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to effect the purposes of this Agreement and the transactions contemplated hereunder.

         IN WITNESS WHEREOF, the parties have duly executed and entered into this Agreement, as of the date first above written.

                                       IMS HEALTH INCORPORATED


                                       By: /s/ MATTHEW L. FRIEDMAN
                                           ---------------------------
                                           Name: Matthew L. Friedman
                                           Title: Vice President


                                       SYNAVANT INC.


                                       By: /s/ JAMES C. MALONE
                                           ---------------------------
                                           Name: James C. Malone
                                           Title: Vice President